
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               SEP-30-1998
<CASH>                                       2,209,203
<SECURITIES>                                         0
<RECEIVABLES>                                    7,657
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              15,908,805<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  15,741,809<F2>
<TOTAL-LIABILITY-AND-EQUITY>                15,908,805<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            17,446,810<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               807,334<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             16,639,476
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         16,639,476
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                16,639,476
<EPS-PRIMARY>                                    95.38<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include investment in unconsolidated partnerships of $13,691,945.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $166,996.
<F4>Total revenue includes rent of $1,118,383, equity in earnings of unconsolidated partnerships of $13,338,007 and other revenue of $268,143.
<F5>Other expenses include property operating expenses of $503,672, depreciation and amortization of $126,208 and general and administrative expenses of $177,454.
<F6>Represents net income per Unit of limited partnership interest.

